Exhibit 10.1c

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), including Exhibit A attached hereto, is entered into among Green Bancorp, Inc., a Texas corporation, having its principal office at 4000 Greenbriar, Houston, TX 77098 (the “Company”), Green Bank, N.A., a national banking association, having its principal office at 4000 Greenbriar, Houston, TX 77098 (“Employer” or the “Bank”) and Donald S. Perschbacher (“Employee”). This Agreement is entered into on February 24, 2012, but shall become effective on March 26, 2012 (the “Effective Date”).

WITNESSETH:

WHEREAS, Employer desires to employ Employee pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee desires to be employed by Employer pursuant to such terms and conditions and for such consideration.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, the Company, Employer and Employee agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES:

1.1                               Employer agrees to employ Employee, and Employee agrees to be employed by Employer, beginning as of the Effective Date and continuing until terminated pursuant to Article 3 hereof (the “Term”), subject to the terms and conditions of this Agreement.

1.2                               Employee agrees to serve in the assigned position and to perform diligently and to the best of Employee’s abilities the duties and services appertaining to such position as determined by the Board of Directors of the Company (the “Board”), as well as such additional or different duties and services appropriate to such position which Employee from time to time may be reasonably directed to perform by the Board. Employee shall at all times comply with and be subject to such policies and procedures as the Company or Employer may establish from time to time.

1.3                               Employee shall, during the period of Employee’s employment by Employer, devote Employee’s full business time, energy, and best efforts to the business and affairs of the Company, Employer and their respective subsidiaries. Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes (without written approval from the Board) with Employee’s performance of Employee’s duties hereunder, is contrary to the interests of the Company, Employer and their respective subsidiaries, or requires any significant portion of Employee’s business time.

1.4                               In connection with Employee’s employment by Employer, the Company and Employer promises and agrees to provide Employee as of the Effective Date with access to Confidential Information pertaining to the business and services of Employer as is appropriate for Employee’s employment responsibilities, as defined in Article 4 hereof.

ARTICLE 2: COMPENSATION AND BENEFITS:

2.1                               Employee shall be paid an annualized base salary as set forth on Exhibit A (“Base Salary”), less payroll deductions and all required tax withholdings. Such Base Salary shall be paid in accordance with the Bank’s regular payroll practices applicable to its employees, as in effect from time to time, and shall be reviewed annually and may be increased from time to time by the Board in its sole discretion. Any calculation to be made under this Agreement with respect to Employee’s Base Salary shall be made using the then current Base Salary in effect at the time of the event for which such calculation is made.

2.2                               While employed by Employer, Employee shall be allowed to participate, on the same basis generally as other employees of Employer, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the Effective Date or thereafter are made available by Employer to all or substantially all of Employer’s employees. Such benefits, plans, and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, and pension plans. Nothing in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs.

2.3                               Employer shall not by reason of this Article 2 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such incentive compensation or employee benefit program or plan, so long as such actions are similarly applicable to covered employees generally. Unless specifically provided for in a written plan document adopted by the Board, none of the benefits or arrangements described in this Article 2 shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of Employer.

2.4                               Employer may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

ARTICLE 3: TERMINATION AND EFFECTS OF TERMINATION:

3.1                               Notwithstanding any other provisions of this Agreement, Employer shall have the right to terminate Employee’s employment under this Agreement at any time during the Term for any of the following reasons:

(i)                                     For Cause (as defined herein) upon the determination by the Board that Cause exists for the termination of the employment relationship. For purposes of this Agreement, “Cause” shall mean (a) Employee’s gross negligence, recklessness or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement; (b) Employee has been indicted or convicted of a felony, entered a plea of guilty or nolo contendere to a felony charge or accepted a deferred adjudication or probated sentence in connection with, an alleged felony; (c) Employee has willfully refused without proper legal reason to perform the duties and responsibilities required of Employee under this

Agreement which remains uncorrected for thirty (30) days following written notice to Employee by Employer of such failure to perform; (d) Employee has engaged in conduct or acts of moral turpitude that Employee knows or should know is materially injurious to Employer or any of its subsidiaries and affiliates; (e) Employee’s breach of any provision of this Agreement or corporate code or policy; or (f) Employee violates any applicable law in the conduct of Employee’s duties hereunder. It is expressly acknowledged and agreed that the decision as to whether “cause” exists for termination of the employment relationship by Employer is delegated to the Board for determination. If Employee disagrees with the decision reached by the Board, the dispute will be limited to whether the Board reached its decision in good faith;

(ii)                                  for any other reason whatsoever, with or without Cause, in the sole discretion of the Board;

(iii)                               upon Employee’s death; or

(iv)                              upon Employee’s becoming disabled so as to entitle Employee to benefits under Employer’s long-term disability plan or, if Employee is not eligible to participate in such plan, if Employee is permanently and totally unable to perform Employee’s duties for Employer as a result of any medically determinable physical or mental impairment as supported by a written medical opinion to the foregoing effect by a physician selected by Employer.

The termination of Employee’s employment by Employer during the Term shall constitute a “Termination for Cause” if made pursuant to Section 3.1(i); the effect of such termination is specified in Section 3.4. The termination of Employee’s employment by Employer during the Term shall constitute an “Involuntary Termination” if made pursuant to Section 3.1(ii); the effect of such termination is specified in Section 15. The effect of the employment relationship being terminated pursuant to Section 3.1(iii) as a result of Employee’s death is specified in Section 3.6. The effect of the employment relationship being terminated pursuant to Section 3.1(iv) as a result of the Employee becoming disabled is specified in Section 3.7.

3.2                               Employee shall have the right to terminate the employment relationship under this Agreement at any time for any of the following reasons:

(i)                                     a material breach by Employer of any material provision of this Agreement;

(ii)                                  Good Reason; or

(iii)                               for any other reason whatsoever, in the sole discretion of Employee.

The termination of Employee’s employment by Employee shall constitute an “Involuntary Termination” if made pursuant to Section 3.2(i) or 3.2(ii); the effect of such termination is specified in Section 3.5. The termination of Employee’s employment by Employee shall constitute a “Voluntary Termination” if made pursuant to Section 3.2(iii); the effect of such termination is specified in Section 3.3. For purposes of this Agreement, “Good Reason” shall mean, in the absence of Employee’s prior written consent, the occurrence of any of the following:

(A)             a material adverse change, not consented to by Employee, in the nature or scope of Employee’s responsibilities, authorities or duties; (B) a substantial involuntary reduction in Employee’s Base Salary, except for across-the-board salary reductions similarly affecting all or substantially all employees; or (C) the relocation, without Employee’s consent, of Employee’s principal place of employment to another location of the Company outside of a fifty (50) mile radius from the location of Employee’s principal place of employment as of the date hereof (provided that such relocation results in an increase to Employee’s daily commute). Notwithstanding the foregoing, Employee must provide written notice to the Company and the Employer of the existence of any condition (or conditions) that Employee believes constitutes Good Reason within ninety (90) days of the initial existence of such condition (or conditions). Upon receipt of such notice, the Company will have forty-five (45) days to remedy the condition (or conditions). If the Company remedies the condition (or conditions) of which it received notice, then such condition (or conditions) shall not constitute Good Reason for purposes of this Agreement. It shall not be considered a material breach under this Agreement for Employer to change some of the duties Employee is asked to perform provided Employee maintains the title identified in Exhibit A and the primary duties related to that position.

3.3                               Upon a Voluntary Termination of the employment relationship by Employee, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination. Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid at the date of such termination.

3.4                               Upon a termination for Cause, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination. Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid at the date of such termination.

3.5                               Upon an Involuntary Termination of the employment relationship by either Employer or Employee, Employee shall be entitled, in consideration of Employee’s continuing obligations hereunder after such termination (including, without limitation, Employee’s obligations under Articles 4 and 5 of this Agreement), to receive continued payments of Base Salary for the period of time calculated as provided below (such period the “Salary Continuation Period”). Subject to Employee’s execution and non-revocation of a release of all claims in favor of the Company and its subsidiaries and affiliates in the form provided to Employee by the Company (with any changes necessary to comply with applicable law and/or make the release legally enforceable in the reasonable judgment of the Company), amounts payable to Employee pursuant to this Section 3.5 shall commence on the first payroll date on or following the sixtieth (60th) day following termination of employment; provided the period during which Employee may revoke such release has expired. The Salary Continuation Period shall be calculated as set forth in the table below.

Date of Termination	Salary Continuation Period

Prior to first anniversary of the Effective Date	Through the first anniversary of the Effective Date

On or after the first anniversary of the Effective Date	Through the date of such Termination; provided, however, in the event termination is due to a relocation requirement, in which event Employee will be entitled to a 12 month Salary Continuation Period.

Following a Change of Control (as that term is defined in the Green Bancorp, Inc. 2010 Stock Option Plan) that occurs after the first anniversary of the Effective Date	12 months

3.6                               Upon termination of the employment relationship as a result of Employee’s death, Employee’s heirs, administrators, or legatees shall be entitled to Employee’s pro rata salary through the date of such termination, but Employee’s heirs, administrators, or legatees shall not be entitled to any individual bonuses or individual incentive compensation not yet paid to Employee at the date of such termination.

3.7                               Upon termination of the employment relationship as a result of Employee’s disability pursuant to Section 3.1(iv), Employee shall be entitled to his pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid to Employee at the date of such termination.

3.8                               In all cases, the compensation and benefits payable to Employee under this Agreement upon termination of the employment relationship shall be offset against any amounts to which Employee may otherwise be entitled under any and all severance plans, and policies of Employer and its subsidiaries or affiliates.

3.9                               Termination of the employment relationship for any reason does not terminate those obligations imposed by this Agreement which are continuing obligations, including, without limitation, Employee’s obligations under Articles 4 and 5 of this Agreement.

ARTICLE 4: NON-DISCLOSURE COVENANT

4.1                               For the purposes of this Article 4, the phrase “Confidential Information” means any and all of the following: trade secrets concerning the business and affairs of the Company and its subsidiaries and affiliates, product specifications, data, know-how, processes, graphs, inventions and ideas, past, current, and planned research and development, current and planned distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code, machine code, and source code), computer software and database technologies, systems, structures, and architecture (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, and methods); information concerning the business and affairs of the Company and its subsidiaries and affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, policies and procedures, personnel training techniques and materials, however documented); and notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company and its subsidiaries and affiliates containing or based, in whole or in part, on any information included in the foregoing. Employee acknowledges and agrees that Confidential Information includes any such information that Employee may originate, learn, have access to, or obtain, whether in tangible form or memorized. Notwithstanding the foregoing, Confidential Information shall not include any information that the Employee demonstrates was or became generally available to the public other than as a result of a disclosure of such information by the Employee or any other person under a duty to keep such information confidential.

4.2                               Employer promises and agrees that during the Term and as part of the employment under this Agreement, Employer shall provide Employee with Confidential Information. Employee acknowledges that (a) the Company and its subsidiaries have devoted substantial time, effort, and resources to develop and compile the Confidential Information; (b) public disclosure of such Confidential Information would have an adverse effect on the business of the Company and its subsidiaries; (c) the Company and its subsidiaries would not disclose such information to the Employee, nor employ or continue to employ the Employee without the agreements and covenants set forth in this Article 4; and (d) the provisions of this Article 4 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

4.3                               In consideration of the compensation and benefits to be paid or provided to Employee by the Company and its subsidiaries under this Agreement and the acknowledgments set forth above, Employee, during the Term and at all times thereafter, agrees and covenants as follows:

(a)                                 Employee will hold in strictest confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Board or as may be required by court order, law, government agencies with which the Company deals in the ordinary course of its business, or except as otherwise expressly permitted by the terms of this Agreement. Employee will not remove from the Company premises or record (regardless of the media) any Confidential Information of the Company or its subsidiaries and affiliates, except to the extent such removal or recording is necessary for the performance of Employee’s duties. Employee acknowledges and agrees that all Confidential Information and physical embodiments thereof, whether or not developed by Employee, are the exclusive property of the Company or its subsidiaries and affiliates, as the case may be.

(b)                                 Employee recognizes that the Company and its subsidiaries and affiliates have received and in the future will receive from third parties their confidential or proprietary information subject to a duty on their parts to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees that Employee owes the Company, its subsidiaries and affiliates, and such third parties, at all times, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person (except as necessary in carrying out such Employee’s duties hereunder consistent with the Employer’s or the Company’s agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Employer’s or the Company’s agreement with such third party) without the express written authorization of the Company.

(c)                                  Employee agrees that, upon termination or the completion of the Term, Employee will deliver to the Company or its subsidiaries, as applicable, any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the aforementioned items belonging to the Company or any of its subsidiaries and affiliates.

ARTICLE 5: NON-SOLICITATION AND NON-INTERFERENCE

5.1                               The Company, Employer and Employee hereby mutually agree that the nature of Employer’s business and Employee’s employment hereunder are based on the Company’s and Employer’s goodwill, public perception, and customer relations. Therefore, ancillary to this otherwise enforceable agreement and in exchange for Employee being provided access to the Confidential Information and the other agreements and consideration set forth herein, Employee hereby agrees and covenants to each and all of the following:

(a)                                 During the Term and the longer of (i) the period of 12 months following the termination of this Agreement or (ii) the conclusion of the Salary Continuation Period, Employee hereby covenants and agrees that Employee will not, either directly, indirectly or through a subsidiary or an affiliate, solicit (x) any customer of the Company or its subsidiaries and affiliates that has utilized the services or products of the Company during the twelve (12) month period prior to the termination of this Agreement for the purpose of causing such customer to cease doing business with the Employer or (y) anyone with whom Employee had contact during the Term during the twelve (12) month period prior to the termination of this Agreement for purposes of selling products or services to such person that are in competition with the products or services offered or sold by the Company or its subsidiaries and affiliates.

(b)                                 During the Term and the longer of (i) the period of 12 months following the termination of this Agreement or (ii) the conclusion of the Salary Continuation Period, Employee hereby agrees not to employ or otherwise engage , either directly, indirectly or through an affiliate, any employee or independent contractor of the Company or its subsidiaries and affiliates or any individual who was an employee or independent contractor of the Company or its subsidiaries and affiliates at any time during the twelve (12) month period prior to the termination of this Agreement, with whom Employee had contact during the Term. Further, Employee agrees not to contact in any manner any such employee or independent contractor for the purpose of encouraging such employee or independent contractor to leave or terminate his or her employment or engagement with the Company or its subsidiaries and affiliates.

(c)                                  During the Term and the longer of (i) the period of 12 months following the termination of this Agreement or (ii) the conclusion of the Salary Continuation Period, Employee hereby agrees not to interfere or attempt to interfere with the relationship of the Company or any of its subsidiaries with any person who at the relevant time is an employee, contractor, supplier, or customer of the Company or its subsidiaries and affiliates.

5.2                               Employee acknowledges and agrees that the length and scope of the restrictions contained in Section 5.1 are reasonable and necessary to protect the legitimate business interests of the Company and its subsidiaries. The duration of the agreements contained in Section 5.1 shall be extended for the amount of any time of any violation thereof and the time, if greater, necessary to enforce such provisions or obtain any relief or damages for such violation through the court system. If any covenant in Section 5.1 of this Agreement is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope and time, and such lesser scope or time, or either of them, as an arbitrator or a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against Employee. In the event of termination of Employee’s employment with Employer for any reason, Employee consents to Employer communicating with Employee’s new employer, any entity in the business or through or in connection with which Employee is restricted hereunder, or any other party about the restrictions and obligations imposed on Employee under this Agreement.

5.3                               In the event the Company or its subsidiaries shall file a lawsuit in any court of jurisdiction alleging a breach of any of Employee’s obligations under Section 5.1 of this Agreement, the Non-Solicitation and Non-Interference periods referenced in Section 5.1 shall be tolled during any time Employee was in breach of those obligations.

ARTICLE 6: MISCELLANEOUS:

6.1                               For purposes of this Agreement the terms “affiliates” of an entity or person or “affiliated” with an entity or person means any other entity or person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the entity or person.

6.2                               For purposes of this Agreement the term “subsidiary” of an entity means any other entity (i) in which such entity directly or indirectly owns 50% or more of such other entity’s voting securities or (ii) with which it is required to be consolidated under GAAP.

6.3                               For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employer:

Green Bank, N.A.

4000 Greenbriar

Houston, Texas 77098

Attention: Manuel J. Mehos

If to the Company:

Green Bancorp, Inc.

4000 Greenbriar

Houston, Texas 77098

Attention: Manuel J. Mehos

If to Employee, to the address on file with the Company.

Either Employer or Employee may furnish a change of address to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

6.4                               This Agreement shall be exclusively governed in all respects by the laws of the State of Texas, excluding any conflict-of-law rule or principle that might refer the construction of the Agreement to the laws of another State or country.

6.5                               No failure by any party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

6.6                               The covenants by Employee in Articles 4 and 5 are essential elements of this Agreement, and without Employee’s agreement to comply with such covenants, Employer would not have entered into this Agreement or employed or continued the employment of Employee. Employer and Employee have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by Employer. If Employee’s employment hereunder expires or is terminated by either party, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of Employee in Articles 4 and 5.

6.7                               It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

6.8                               This Agreement shall be binding upon and inure to the benefit of Employer and any other person, association, their respective successors and assigns or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee’s rights and obligations under Agreement hereof are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer.

6.9                               There exist other agreements between Employer and Employee relating to the employment relationship between them, e.g., Employer’s policy and procedures and agreements with respect to benefit plans (collectively, the “Relationship Agreements”). For the avoidance of doubt, this Agreement specifically does not replace the Relationship Agreements, As of the Effective Date, this Agreement constitutes the entire agreement of the parties with regard to such subject matters, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect such subject matters. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to such subject matters, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the Board.

6.10                        The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything herein to the contrary, (a) if at the time of Employee’s termination of employment with the Bank, Employee is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Bank will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided by the Bank) until the date that is six months following Employee’s termination of employment with the Bank (or the earliest date as is permitted under Section 409A), (b) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board that does not cause such an accelerated or additional tax, (c) to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Employee shall not be considered to have terminated employment with the Bank for purposes of this Agreement and no payment shall be due to Employee under this Agreement until Employee would be considered to have incurred a “separation from service” from the Bank within the meaning of Section 409A, and (d) each amount to be paid or benefit to be provided to Employee pursuant to this Agreement, which constitutes deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A. To the extent required to avoid an accelerated or additional tax under

Section 409A, amounts reimbursable to Employee under this Agreement shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Employee) during any one year may not effect amounts reimbursable or provided in any subsequent year. Employer shall consult with Employee in good faith regarding the implementation of the provisions of this Section 6.10; provided that neither the Company, the Bank nor any of their subsidiaries, employees or representatives shall have any liability to Employee with respect to thereto.

6.11                        Any payments made to Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder as the same may be modified from time to time.

ARTICLE 7: ARBITRATION:

All disputes arising out of this Agreement shall be resolved as set forth in this Section 7; however, nothing contained in this Agreement shall preclude the Bank or Employer from seeking injunctive relief in a court of competent jurisdiction for the purpose of enforcing the promises and covenants made by Employee in this Agreement, including those in Article 4 and 5 of this Agreement. If the parties hereto are unable to resolve any dispute relating to the terms of this Agreement within ten (10) business days from the date negotiations began, then without the necessity of further agreement of either party, either party may submit the dispute to binding arbitration pursuant to this section. Such arbitration shall be conducted before a single arbitrator in Houston, Texas, in accordance with the Employment Arbitration Rules of the American Arbitration Association (“AAA”) then in effect, provided that the parties may agree to use an arbitrator other than those provided by the AAA. The arbitrators shall not have the authority to add to, detract from, or modify any provision of this Agreement. The arbitrators shall have the authority to order all remedies otherwise available in a civil court, including, without limitation, back pay, severance compensation, vesting options (or cash compensation in lieu of vesting options), reimbursement of costs, including those incurred to enforce this Agreement. A decision by the arbitrator shall be final and binding. The arbitration shall be conducted consistent with all applicable law, and the arbitration award shall be in writing, in a form capable of review if required by applicable law. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The prevailing party in any arbitration conducted under this Article 7 shall be entitled to an award of reasonable attorneys’ fees and expenses (each as determined by the arbitrators) arising from the arbitration.

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, the Company, the Bank and Employee have duly executed this Agreement in multiple originals to be effective on the date first stated above.

Green Bancorp, Inc.

By:	/s/ Geoffrey D. Greenwade
Name:	Geoffrey D. Greenwade
Title:	Executive Vice President
Date:	May 23, 2012

Green Bank, N.A.

By:	/s/ Geoffrey D. Greenwade
Name:	Geoffrey D. Greenwade
Title:	President & CEO
Date:	May 23, 2012

Employee

By:	/s/ Donald S. Perschbacher
Name:	Donald S. Perschbacher
Date:	May 23, 2012

EXHIBIT “A” TO
EXECUTIVE EMPLOYMENT AGREEMENT
BETWEEN GREEN BANK, N.A. AND DONALD S PERSCHBACHER

Employee Name:	Donald S. Perschbacher

Bank Position:	Executive Vice President and Corporate Chief Credit Officer

Company Position:	Executive Vice President

Location:

Primary office in Dallas, Texas and secondary office in Houston. Schedule to be determined between Dallas and Houston, and mutually agreed upon by Employee and Employer. Corporate housing to be provided while performing work in Houston.

Reporting Relationship:	President & Chief Executive Officer of Green Bank, N.A.

Base Salary:	$250,000.00 annually, paid twice monthly on the 15th and the last day of the month.

Monthly Base Salary:	$20,833.33 monthly

Annual Bonus:	Bonus determination shall be at the discretion of the Compensation Committee of the Board of Directors with a maximum guideline of 25 to 50% based on performance and goal attainment.

Stock Options:

50,000 shares of Green Bancorp, Inc. Common stock under the Green Bancorp, Inc. 2010 Stock Option Plan, subject to approval by the Board of Directors, distributed by vesting type (as defined in the applicable Award Agreement) as follows

	Time Based Vesting	10,140

	Performance Vesting	30,420

	Super Performance Vesting	9,440

Expenses:	Reimbursement of reasonable business expenses, reimbursement of cellular phone bill up to $100.00 per month, and a car allowance of $1,000 per month.

Benefits:	Eligible for the package of benefits offered to all full-time employees.

Paid Time Off:	Eligible for the Paid Time Off benefits offered to all full-time officers.